                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2058 DATED 03 DECEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF 2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,737,295,000.00 (A$2,887,001,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 13, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

    [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the
                                             Government of Queensland

2.  Benchmark line:                          2011

                                             (to be consolidated and form a single series
                                             with QTC 6% Global A$Bonds due 14
                                             June 2011, ISIN US748305BC27)

3.  Specific Currency or Currencies:         AUD ("A$")

4.  (i)   Issue price:                       103.772%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect
          paid by Issuer:                    of the issue of the bond(s) described in these
                                             final terms (which will constitute a "pricing
                                             supplement" for purposes of any offers or
                                             sales in the United States or to U.S.
                                             persons). Instead, QTC pays fees and
                                             commissions in accordance with the procedure
                                             described in the QTC Offshore and Onshore
                                             Fixed Interest Distribution Group Operational
                                             Guidelines.

5.  Specified Denominations:                 A$1,000

6.  (i)   Issue Date:                        08 DECEMBER 2008

    (ii)  Record Date (date on and from      6 June / 6 December. Security will be
          which security is Ex-interest):    ex-interest on and from 7 June / 7 December.

    (iii) Interest Payment Dates:            14 June / 14 December

7.  Maturity Date:                           14 June 2011

8.  Interest Basis:                          6 per cent Fixed Rate

9.  Redemption/Payment Basis:                Redemption at par

10. Change of Interest Basis or              Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other senior,
                                             unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its
                                             other unsecured obligations

12. Method of distribution:                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:               6 per cent per annum payable semi-annually in
                                             arrears

    (ii)  Interest Payment Date(s):          14 June and 14 December in each year up to
                                             and including the Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                 A$1,000 per bond of A$1,000 Specified
                                             Denomination

                                             (NB: If the Final Redemption Amount
                                             is other than 100 per cent. of the
                                             nominal value the bonds will be
                                             derivative securities for the
                                             purposes of the Prospectus
                                             Directive and the requirements of
                                             Annex XII to the Prospectus
                                             Directive Regulation will apply and
                                             the Issuer will prepare and publish
                                             a supplement to the Prospectus)

15. Early Redemption Amount(s) payable       Not Applicable
    on redemption for taxation reasons
    or on event of default and/or the
    method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                           Permanent Global Note not exchangeable for
                                             Definitive Bonds

17. Additional Financial Centre(s) or        Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or Receipts    No
    to be attached to Definitive Bonds
    (and dates on which such Talons
    mature):

19. Other terms or special conditions:       Not Applicable

                                             (When adding any other final terms
                                             consideration should be given as to whether
                                             such terms constitute "significant new
                                             factors" and consequently trigger the need
                                             for a supplement to the Prospectus under
                                             Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          03 DECEMBER 2008

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and address of   The Toronto Dominion Bank
    relevant Dealer:                         Level 24
                                             9 Castlereagh Street
                                             Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Non exempt Offer                         Not Applicable

                                             (N.B. Consider any local regulatory

                                             requirements necessary to be fulfilled so as
                                             to be able to make a non-exempt offer in
                                             relevant jurisdictions. No such offer should
                                             be made in any relevant jurisdiction until
                                             those requirements have been met. Non-exempt
                                             offers may only be made into jurisdictions in
                                             which the base prospectus (and any
                                             supplement) has been notified/passported.)

24. Additional selling restrictions:         Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.  LISTING AND ADMISSION TO TRADING

    (i)   Listing                            Bourse de Luxembourg.

    (ii)  Admission to trading:              Application has been made by the Issuer (or
                                             on its behalf) for the bonds to be admitted
                                             to trading on the regulated market of the
                                             Bourse de Luxembourg with effect from the
                                             Issue Date.

                                             (Where documenting a fungible issue need to
                                             indicate that original securities are already
                                             admitted to trading.)

2.  RATINGS

    Ratings:                                 The bonds to be issued have been rated:

                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rate 'AAA' by S&P has the
                                             highest credit rating assigned by Standard &
                                             Poor's. The obligor's capacity to meet its
                                             financial commitment on the obligation is
                                             extremely strong.

                                             Obligations rated 'AAA' by Moody's are judged
                                             to be of the highest quality with minimal
                                             credit risk.

                                             A credit rating is not a recommendation to
                                             buy, sell or hold securities and may be
                                             revised or withdrawn by the rating agency at
                                             any time. Each rating should be evaluated
                                             independently of any other rating.

                                             (The above disclosure should reflect the
                                             rating allocated to bonds issued under the
                                             bond facility generally or, where the issue
                                             has been specifically rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:             See "Use of Proceeds" section in the
                                             prospectus supplement--if reasons for offer
                                             different from making profit and/or hedging
                                             certain risks will need to include those
                                             reasons here.

    (ii)  Estimated net proceeds:            Not Applicable.

                                             (If proceeds are intended for more than

                                             one use will need to split out and present in
                                             order of priority. If proceeds insufficient
                                             to fund all proposed uses state amount and
                                             sources of other funding.)

    (iii) Estimated total expenses:          Not Applicable.

                                             [Expenses are required to be broken down into
                                             each principal intended "use" and presented
                                             in order of priority of such "uses".]

5.  YIELD

    Indication of yield:                     4.36%

                                             Calculated as 7 basis points less than the
                                             yield on the equivalent A$ Domestic Bond
                                             issued by the Issuer under its Domestic A$
                                             Bond Facility on the Trade Date.

                                             The yield is calculated at the Trade Date on
                                             the basis of the Issue Price. It is not an
                                             indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                         US748305BC27

    (ii)  Common Code:                       010926238

    (iii) CUSIP Code:                        748305BC2

    (iv)  Any clearing system(s) other       Not Applicable
          than Depositary Trust Company,
          Euroclear Bank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):

    (v)   Delivery:                          Delivery free of payment

    (vi)  Names and addresses of             [__________]
          additional Paying Agent(s) (if
          any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)   Offer Price;                       Not applicable

    (ii)  [Conditions to which the offer     Not applicable
          is subject;]

    (iii) [Description of the application    Not applicable
          process;]

    (iv)  [Details of the minimum and/or     Not applicable
          maximum amount of application;]

    (v)   [Description of possibility to     Not applicable
          reduce subscriptions and manner
          for refunding excess amount
          paid by applicants;]

    (vi)  [Details of the method and time    Not applicable
          limits for paying up and
          delivering the bonds;]

    (vii) [Manner in and date on which       Not applicable
          results of the offer are to be
          made public;]

    (viii)[Procedure for exercise of any     Not applicable
          right of pre-emption,
          negotiability of subscription
          rights and treatment of
          subscription rights not
          exercised;]

    (ix)  [Categories of potential           Not applicable
          investors to which the bonds are
          offered and whether tranche(s)
          have been reserved for certain
          countries;]

    (x)   [Process for notification to       Not applicable
          applicants of the amount
          allotted and the indication
          whether dealing may begin before
          notification is made;]

    (xi)  [Amount of any expenses and        Not applicable
          taxes specifically charged to
          the subscriber or Purchaser;]

    (xii) [Name(s) and address(es), to the   None
          extent know to the Issuer, of
          the placers in the various
          countries where the offer takes
          place.]